Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BAKER HUGHES INCORPORATED
          Baker Hughes Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that Article NINTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
     NINTH: Subject to the terms of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the Board of Directors, (ii) an authorized committee of the Board of Directors, or (iii) the Secretary of the Corporation following the Secretary’s receipt of written requests to call a meeting from the holders of 25% of the voting power of the capital stock outstanding who have delivered such requests in accordance with and subject to the provisions of the bylaws of the Corporation (as amended from time to time), including any limitations set forth in the bylaws of the Corporation on the ability to make such a request for such a special meeting. Except as required by law or provided by the terms of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may not be called by any other person or persons.
          The Corporation does hereby certify that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 22nd day of April, 2010.

BAKER HUGHES INCORPORATED
By:	/s/ Chad C. Deaton
Chad C. Deaton
Chairman of the Board, President and Chief Executive Officer